Exhibit 77Q1(a)

                         NVEST KOBRICK INVESTMENT TRUST


                            Amendment to the By-Laws

The following section 12.3 is hereby added to Article 12 of the By-Laws:

12.3 Proxy Instructions Transmitted by Telephonic or Electronic Means. The placing of a shareholder's name on a proxy pursuant to telephonic or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such shareholder shall constitute execution of such proxy by or on behalf of such shareholder.